Exhibit 99.1

Cogo Group, Inc. Announces Agreement to Acquire Mega Smart
- Deal Will Expand Company’s Industrial Applications Business

SHENZHEN, China, April 14, 2009 - Cogo Group, Inc. (Nasdaq: COGO) a China-based provider of customized module design solutions, engineering and technology services to domestic and international companies, today announced it has entered a Share Purchase Agreement to acquire Mega Smart Group Limited (“Mega Smart”), a pioneer in China’s developing industrial applications market.

Mega Smart is a strategic acquisition aimed at supporting Cogo’s developing industrial applications business.  The acquired team includes 20 key sales and engineering specialists dedicated to developing customized modules for these verticals. Mega Smart has recently been focused on providing solutions to the ongoing modernization and build-out of China’s electric grid and “smart meter” segments.  It is currently pursuing opportunities with leading suppliers and customers including renowned enterprises affiliated with China’s largest power suppliers.

Once completed, this acquisition will significantly enhance Cogo’s product offerings and fuel the Company’s growth in the rapidly expanding industrial sector in China, which is currently benefitting from a large, broad-based government infrastructure stimulus plan. Cogo’s management expects a smooth integration of Mega Smart’s sales team, allowing the combined force to rapidly leverage the company’s current customer base of over 1,200.

Cogo believes that Mega Smart is particularly well-positioned to benefit from two distinct parts of the planned modernization of China’s electrical system.  First, China’s largest power suppliers, the State Grid Corporation of China (“SGCC”) and China Southern Power Grid, are planning to invest more than $180 billion in grid construction and other key projects in 2009 and 2010.  Second, China is beginning an aggressive upgrade of the country’s electricity meters. The adoption of “smart meters” will encourage energy efficiency and flexibility for consumers and businesses and is expected to allow better power production planning.  As of September 2008, there were over 173 million user accounts for SGCC alone, and industry experts have estimated a more than RMB 60 billion Yuan capital expenditure for the “smart meter” replacement plan for all of China.

“This year, we see a lot of opportunities in the stimulus plan for the build-out and modernization of China’s electrical grids and meters. We believe Mega Smart will both enhance these current revenue streams and offer potential growth opportunities,” said Jeffrey Kang, CEO of Cogo Group, Inc. “The Cogo business model is not changing: we remain a gateway for high quality component suppliers to do business in China, and we speed the time-to-market for our end customers. This acquisition enhances our position in one of the fastest growing and most profitable end markets in China.

Following this acquisition, Cogo will still have over $100 million in cash with no debt other than revolving credit lines, and we expect to remain operating cash- flow positive for every quarter in 2009. We will continue to pursue other accretive acquisitions in emerging markets including, but not limited to, the automobile, cleantech, security and medical sectors to stimulate future growth”

The Share Purchase Agreement provides for the purchase all of the issued and outstanding ordinary shares of Mega Smart, which is payable over a period of time in cash. Cogo will rename Mega Smart “Comtech Industrial” upon closure of the deal, which Cogo expects to occur in the second quarter of 2009.

About Cogo Group, Inc.:

Cogo Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Cogo leverages these relationships and combines their IP to create designs that Cogo then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Cogo Group focuses on the mobile handset, telecommunications equipment, digital media and industrial applications end-markets for their customized design modules while also offering business and engineering services to their large telecommunications equipment vendor customers. Over the last twelve years, Cogo has grown its customer list to include more than 1,200 manufacturers across the mobile handset, telecommunications equipment, industrial and consumer markets, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@cogo.com.cn
Will.Davis@cogo.com.cn

H.K.:         +852 2730 1518
U.S.:          +1 917 519 6994
Fax:           +86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business or growth strategy such as growth in industrial applications, digital media, mobile handset and telecommunications businesses, such as business with Microsoft and Maxim, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made, but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.